KEYSTONE CONSOLIDATED INDUSTRIES, INC
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                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                                  CONTACT:

Keystone Consolidated Industries, Inc.                 Bert E. Downing, Jr.
5430 LBJ Freeway, Suite 1740                           Vice President, Chief
Dallas, Texas 75240-2697                               Financial Officer
(972) 458-0028                                         (972) 458-0028

                 KEYSTONE FILES VOLUNTARY PETITION TO REORGANIZE

     DALLAS, TEXAS . . . February 27, 2004 . . . Keystone Consolidated Industries, Inc. (OTCBB: KESN) announced today it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 26, 2004. Keystone filed the petition in the U.S. Bankruptcy Court for the Eastern District of Wisconsin in Milwaukee.

     The Company also announced it is seeking immediate bankruptcy court approval of $60 million in debtor-in-possession ("DIP") credit facilities consisting of a $55.0 million secured DIP financing from Congress Financial Corporation (Central) ("Congress") and a $5 million secured DIP financing from EWP Financial LLC, a wholly-owned subsidiary of Contran Corporation, Keystone's majority shareholder. EWP Financial LLC is also participating in the $55 million Congress facility. The DIP facilities are expected to provide the Company with sufficient liquidity to meet the working capital needs of Keystone throughout the reorganization process and to enable the Company to emerge from the Chapter 11 reorganization process as a stronger, cost-competitive company.

     Keystone intends to continue normal operations throughout the reorganization process and anticipates customer shipments will continue without interruption. Although the Chapter 11 filing will freeze the Company's liabilities until the approval of a reorganization plan by the bankruptcy court, Keystone's DIP facilities should allow the Company to operate normally and pay its suppliers throughout the reorganization process.

     The Company had hoped to restructure outside of bankruptcy court, and during the past two years took a number of steps towards that end including restructure of $93.9 million of secured debt, disposition of non-core facilities, eliminating certain operations and substantial reductions in salaried personnel. However, Keystone's limited liquidity combined with rapidly escalating costs and other industry conditions resulted in the Company being forced to seek the protection of the bankruptcy court in order to complete the restructure of the Company and preserve the future of Keystone.

     The future viability of Keystone is primarily dependent on the Company's ability to significantly reduce operating costs. Keystone intends to seek substantial reductions in medical costs for both its active work force and retirees by changing medical plan coverages and participant premiums during the reorganization process. The Company believes the successful implementation of these medical plan changes combined with the additional restructure of certain indebtedness of the Company will enable the Keystone to emerge from the reorganization process as a well financed, cost-competitive producer. The Company has not set a date to emerge from Chapter 11, but intends to move through the process quickly.

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this Release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected," or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, Keystone continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this Release and those described from time to time in the Company's other filings with the Securities and Exchange Commission including, but not limited to:

o Future supply and demand for the Company's products (including cyclicality thereof),
o    Customer inventory levels,
o Changes in raw material and other operating costs (such as ferrous scrap and energy)
o    General economic conditions,
o    Competitive products and substitute products,
o    Changes in customer and competitor strategies,
o    The impact of pricing and production decisions,
o    The possibility of labor disruptions,
o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
o    Government regulations and possible changes therein,
o Significant increases in the cost of providing medical coverage to employees and retirees,
o The ability to successfully obtain reductions in the Company's operating costs,
o The ability of the Company to successfully renegotiate the terms of certain of its indebtedness,
o    The ultimate resolution of pending litigation,
o International trade policies of the United States and certain foreign countries,
o    Any possible future litigation, and
o    Other risks and uncertainties as discussed in this Release.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The company is a leading manufacturer and distributor of fencing and wire products, wire rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Keystone's common stock is traded on the OTC Bulletin Board (Symbol: KESN).

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